Exhibit 10.37

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into as of October 6, 2020 (the "Effective Date") by and between CarLotz, Inc., a Delaware corporation (the "Company"), and William Boland, an individual residing in the Commonwealth of Virginia (the "Contractor").

WHEREAS, the Company requests that the Contractor consult with and provide project-based services for the Company regarding general real estate and new hub logistics.

WHEREAS, the Company and the Contractor desire to enter into this agreement, which defines the respective rights and duties as to the services to be performed hereunder.

NOW, THEREFORE, in consideration of the mutual terms, conditions and covenants hereinafter set forth, the Company and Contractor agree as follows:

1.           Services. Beginning on the Effective Date and remaining in effect until the one year anniversary of the Effective Date (the "Termination Date"), the Contractor shall provide the Company with the services, without limitation, listed on Appendix A attached hereto. The parties may extend the Termination Date in increments mutually agreed to between the parties.

2.            Contractor Representations and Warranties. The Contractor makes the following representations and warranties to the Company, which representations and warranties shall survive the termination of this Agreement.

2.1       That he is fully authorized and empowered to enter into this Agreement, and that his performance of the obligations under this Agreement will not violate any agreement between the Contractor and any other person, firm or organization or any law or governmental regulation.

2.2       That he is more than eighteen (18) years of age and not otherwise incapacitated at the time of the Agreement, and by his signature below, he consents to a background and driving history check to be performed by the Company.

2.3       That he will bear all ordinary expenses incurred in the performance of this Agreement, including but not limited to, network/internet service fees, and mobile phone fees. Notwithstanding the foregoing, Contractor may continue to use his Company-issued laptop computer and e-mail during the term of this Agreement, and the Company will reimburse Contractor for extraordinary out of pocket expenses incurred by Contractor on the Company's behalf, including, but not limited to reasonable travel expenses, provided Contractor follows the Company's reimbursement policies and such expenses do not exceed $500 without the Company's prior written consent to increase Contractor's reimbursement authority incrementally by $500.

2.4       Contractor will be the Company's primary point of contact for the services to be rendered hereunder, but he may subcontract tasks as he sees fit; provided that Contractor shall be solely responsible for any and all payments made to any such subcontractor(s). Contractor shall remain liable for all actions of his subcontractor(s).

3.          Company Representations and Warranties. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, and that its performance of the obligations under this Agreement will not violate, in any material respect, any agreement between the Company and any other person, firm or organization or any law or governmental regulation.

4.          Compensation. The work performed by the Contractor shall be performed for the consideration set forth in Appendix A. The Contractor shall submit an invoice to the Company on a monthly basis for time incurred hereunder, invoiced in arrears. The Company agrees to pay all undisputed invoices within thirty (30) days of receipt.

5.          Independent Contractor Status.

5.1       The Contractor shall perform his duties as an independent contractor and not as an employee of the Company. Accordingly, the Contractor and the Company each acknowledge and agree that the Contractor will not be treated as an employee of the Company for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, federal and state income tax withholding, state unemployment taxes, State Workmen's Compensation Insurance and similar laws covering the employer-employee relationship. The Contractor further acknowledges that he is responsible for the payment of any state or federal income tax and that he understands his responsibilities with respect to the payment of these taxes. Nothing in this Agreement shall establish an agency, partnership, joint venture or employee relationship between the Company, on the one hand, and the Contractor, on the other hand. In addition, the parties agree that by virtue of the Contractor providing the services under this Agreement, the Contractor shall not be entitled to any benefits of the Company, including but not limited to life insurance, death benefits, accident or health insurance, qualified pension or retirement plans or other employee benefits.

5.2       The Contractor shall have no authority to act as agent for, or on behalf of, the Company, or to represent the Company, or bind the Company in any manner.

5.3        The Contractor shall not be entitled to workers' compensation, retirement, insurance or other benefits afforded to employees of the Company.

5.4       As an independent contractor, the Contractor understands and agrees that he is solely responsible for the control and supervision of the means by which the services are performed.

6.          Restrictive Covenants.

6.1       Confidentiality. The Contractor shall not, during the time of rendering services to the Company or thereafter, disclose to anyone other than authorized employees of the Company (or persons designated by such duly authorized employees of the Company) or use for the benefit of the Contractor or for any entity other than the Company, any Confidential Information. For purposes of this Agreement, Confidential Information shall mean know-how, trade secrets, client lists, supplier lists, referral source lists, computer software or data of any sort developed or compiled by the Company, algorithms, source or other computer code, requirements and specifications, procedures, security practices, regulatory compliance information, personnel matters, drawings, specifications, instructions, methods, processes, techniques, formulae, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data drawings, samples, processes, products, the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company.

6.2       Non-Solicitation of Customers. Contractor specifically agrees that during the term of this Agreement and for a period of one (1) year after the termination hereof, for whatever reason, or for a period of one (1) year from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Contractor, whichever is later, Contractor covenants and agrees that Contractor shall not, directly or indirectly, whether as proprietor, stockholder, partner, member, officer, consultant, employee or for the benefit of another, solicit, divert, reduce or otherwise modify or attempt to solicit, divert, reduce or otherwise modify, the business of the clients, suppliers, licensors, licensees, franchisees, customers, accounts or business relations, or prospective clients, suppliers, licensors, licensees, franchisees, customers, accounts or business relations, of the Company's business.

6.3       Non-Solicitation of Employees. Contractor specifically agrees that during the term of this Agreement and for a period of one (1) year after the termination hereof, Contractor shall not, directly or indirectly, whether as proprietor, stockholder, partner, member, officer, consultant, employee or for the benefit of another solicit for employment or hire, assist in the solicitation or hiring, induce of influence, or attempt to induce or influence, any person who was an employee, agent, independent contractor, services vendor, partner, officer, or director of the The Company or any of its affiliates, during the one (1) year period preceding the termination of this Agreement, to terminate his relationship with the Company or any of its affiliates, or to cease providing services to or on behalf of the Company or any of its affiliates, as the case may be.

6.4        Non-Disparagement. Contractor understands and agrees that, as a condition to entering into this Agreement, Contractor will not make any false, disparaging, defamatory or derogatory statements in public or in private regarding the Company or any of its directors, officers, founders, employees, agents, representatives.

6.5       Acknowledgement. Contractor recognizes the provisions of this Section 6 shall survive the termination of this Agreement. Contractor further recognizes that the restrictions contained in this Agreement are of mutual benefit to Contractor and the Company, and are supported by full and adequate consideration, that the restrictions and covenants set forth in this Agreement are reasonable and necessary for the protection of the Company's legitimate business interest and that the Company will suffer irreparable harm in the event of a breach by Contractor of any of the restrictive provisions of this Agreement. Accordingly, the parties agree that in the event of any breach or attempted breach by Contractor of any of the restrictive provisions of this Agreement, the Company shall be entitled to institute and prosecute judicial proceedings with respect to such breach, and to recover such costs, expenses, and reasonable attorneys' fees as may be incurred by the Company in connection with such proceedings. The parties further recognize that because a remedy at law for any breach or attempted or threatened breach by Contractor shall be inadequate, that, in addition to any other relief or damages available, the Company shall be entitled to enjoin Contractor, without requirement of bond, from engaging in any conduct in violation of this Agreement and seek any other injunctive or equitable relief as may be appropriate in case of any such breach or attempted breach.

7.            Liability.

7.1       Except as expressly provided in Section 2.3, the Company shall not be responsible for any costs incurred by the Contractor, including, without limitation, any fees or other payments due to subcontractor(s).

7.2       The Contractor shall perform the services set out in this Agreement at his own risk.

7.3       EXCEPT WITH RESPECT TO THE PARTIES' INDEMNIFICATION

OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BODILY INJURY, DEATH, LOSS OF REVENUE, OR PROFITS OR OTHER BENEFITS, AND CLAIMS BY ANY THIRD PARTY, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOOLTT LIMITATION TO BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, AND OTHER TORTS.

8.            Disclaimer of Warranty.

8.1      THE WARRANTIES CONTAINED HEREIN ARE THE ONLY WARRANTIES MADE BY THE PARTIES HEREUNDER. EACH PARTY MAKES NO OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, AND EXPRESSLY EXCLUDES AND DISCLAIMS ALL OTHER WARRANTIES.

9.           Indemnification.

9.1       The Contractor agrees to indemnify and hold harmless the Company, its affiliates, and its respective officers, shareholders, directors, agents and employees from any and all claims, demands, losses, causes of action, damage, lawsuits, judgments, including reasonable attorneys' fees and costs of litigation, arising out of, or relating to, the Contractor's services under this Agreement.

9.2       The Contractor agrees to defend and hold the Company harmless against any and all claims, demands, causes of action, lawsuits, and/or judgments arising out of, or relating to, the Contractor's services under this Agreement, unless expressly stated otherwise by the Company, in writing.

9.3       The Contractor's indemnification obligations hereunder shall survive the termination of this Agreement.

10.         Duration, Scope and Severability.

10.1     This Agreement shall take effect immediately and shall remain in full force and effect until the Termination Date, unless the Termination Date is extended by the parties as provided in Section 1 hereof.

10.2     Either party may terminate this Agreement for any reason upon thirty (30) days written notice to the other.

10.3     This Agreement, and any accompanying appendices, duplicates, or copies, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, representations, and understandings of any kind, whether written or oral, between the Parties, preceding the date of this Agreement.

10.4     This Agreement may be amended only by written agreement duly executed by an authorized representative of each party.

10.5     If any provision or provisions of this Agreement shall be held unenforceable for any reason, then such provision shall be modified to reflect the parties' intention. All remaining provisions of this Agreement shall remain in full force and effect forthe duration of this Agreement.

10.6     No modifications to this Agreement shall be binding upon the Company without the express, written consent of the Company.

10.7     This Agreement shall not be assigned by either party without the express, written consent of the other party.

11.              Governing Law and Jurisdiction.

11.1     This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to its laws or regulations relating to conflicts of laws. In all court proceedings brought in connection with this Agreement, the parties hereto irrevocably consent to non-exclusive personal jurisdiction by, and venue in, the Circuit Court of the County of Henrico, Virginia, and the United States District Court for the Eastern District of Virginia, Richmond Division (to the extent such court has subject matter jurisdiction). Each party waives any right to object to such jurisdiction.

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IN WITNESS WHEREOF, the parties, intending to be legally bound, have each executed this agreement as of the Effective Date.

CARLOTZ,INC.

By:	/s/ Michael Bor
Name:. Michael Bor
Title: CEO

CONTRACTOR:

/s/ William Boland
Name: William Boland

APPENDIX A

Services (see Section 1):

•	Consult with and provide project-based services for the Company regarding:
o	Working with the Company's outsourced real estate team to source, evaluate, and secure real estate for new Company hub locations
o	Project management work such as assisting with new location logistics, ordering furniture & assisting with new dealer licenses.
•	Other matters as assigned by the Company's CEO.

Compensation (see Section 4):

•	$50/hour for project-based tasks